SCHEDULE 14C
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INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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STRATEGIC FUNDS, INC.
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DREYFUS SELECT MANAGERS SMALL CAP GROWTH FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Shareholder:

The enclosed document is for informational purposes only.  You are not being asked to vote or take action on any matter.  The enclosed document relates to (i) the appointment of an additional sub-investment adviser for Dreyfus Select Managers Small Cap Growth Fund (the "Fund"), a series of Strategic Funds, Inc. (the "Company"), and (ii) changes involving a current sub-investment adviser for the Fund.

Specifically, the Board of Directors of the Company (the "Board") approved the appointment of EAM Investors, LLC ("EAM") as a new sub-investment adviser to manage a portion of the Fund's assets.  In conjunction with such appointment, the Board approved a new sub-investment advisory agreement (the "EAM Sub-Advisory Agreement"), on behalf of the Fund, between The Dreyfus Corporation, the Fund's investment adviser, and EAM.  As was previously communicated to you in a supplement to the Fund's Prospectus, dated November 12, 2012, EAM began managing its allocated portion of the Fund's investment portfolio on November 27, 2012.

In addition, the Board approved a new sub-investment advisory agreement (the "Current Riverbridge Sub-Advisory Agreement"), on behalf of the Fund, between The Dreyfus Corporation and Riverbridge Partners, LLC ("Riverbridge").  Riverbridge has served as a sub-investment adviser for the Fund since the Fund's inception.  Due to a change in the ownership structure of Riverbridge that occurred on December 31, 2012, the original sub-investment advisory agreement (the "Initial Riverbridge Sub-Advisory Agreement") between The Dreyfus Corporation, on behalf of the Fund, and Riverbridge was terminated.  To enable Riverbridge to continue to provide sub-investment advisory services to the Fund, the Board approved the Current Riverbridge Sub-Advisory Agreement, which is substantially the same in all material respects to the Initial Riverbridge Sub-Advisory Agreement.  It is anticipated that the termination of the Initial Riverbridge Sub-Advisory Agreement and the implementation of the Current Riverbridge Sub-Advisory Agreement will not have any effect on the services provided to the Fund by Riverbridge, and that the Riverbridge will continue to manage its allocated portion of the Fund's investment portfolio in the same manner as it had done under the Initial Riverbridge Sub-Advisory Agreement.

Further information about EAM and Riverbridge and the approval of the EAM Sub-Advisory Agreement and Current Riverbridge Sub-Advisory Agreement, respectively, is contained in the enclosed document, which you should review carefully.  If you have any questions or need additional information, please call 1-800-DREYFUS.

Sincerely,

Bradley J. Skapyak President Strategic Funds, Inc.

February 11, 2013

Dreyfus Select Managers Small Cap Growth Fund
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors (the "Board") of Strategic Funds, Inc. (the "Company"), on behalf of Dreyfus Select Managers Small Cap Growth Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about (i) the appointment of EAM Investors, LLC ("EAM") as an additional sub-investment adviser for the Fund, and (ii) changes in the ownership structure of Riverbridge Partners, LLC ("Riverbridge"), a sub-investment adviser for the Fund since the Fund's inception.

In connection with the appointment of EAM, the Board approved a new sub-investment advisory agreement (the "EAM Sub-Advisory Agreement"), on behalf of the Fund, between The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, and EAM.  EAM began managing its allocated portion of the Fund's investment portfolio on November 27, 2012.  The appointment of EAM and the EAM Sub-Advisory Agreement were approved by the Board upon the recommendation of Dreyfus and EACM Advisors LLC ("EACM"), the Fund's portfolio allocation manager, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC"), dated December 23, 2009 (the "Exemptive Order"), issued to the Company and Dreyfus.

Due to the change in the ownership structure of Riverbridge that occurred on December 31, 2012, the original sub-investment advisory agreement (the "Initial Riverbridge Sub-Advisory Agreement") between Dreyfus, on behalf of the Fund, and Riverbridge was terminated.  To enable Riverbridge to continue to provide sub-investment advisory services to the Fund, the Board approved a new sub-investment advisory agreement (the "Current Riverbridge Sub-Advisory Agreement"), on behalf of the Fund, between Dreyfus and Riverbridge.  The Current Riverbridge Sub-Advisory Agreement was approved by the Board upon the recommendation of Dreyfus and EACM, without shareholder approval, as is permitted by the Exemptive Order.

This Information Statement is being mailed on or about February 11, 2013 to shareholders of record of the Fund as of February 4, 2013.  Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary.  To request a separate copy of the Information Statement, or for instructions as to how to request a single copy if multiple copies of the Information Statement are received, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 200 Park Avenue, New York, New York 10166.  Copies of the Fund's most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.dreyfus.com or calling toll-free 1-800-DREYFUS.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY

THIS INFORMATION STATEMENT AND COPIES OF THE FUND'S MOST
RECENT ANNUAL REPORT AND SEMI-ANNUAL REPORT TO SHAREHOLDERS
ARE AVAILABLE AT HTTP://WWW.DREYFUS.COM/PROXYINFO.HTM

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-investment advisers to manage the Fund's assets.  Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-investment adviser for the mutual fund.  The Company, on behalf of the Fund, and Dreyfus have obtained the Exemptive Order from the SEC, which permits the Fund and Dreyfus, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-investment advisers that are unaffiliated with the Fund or Dreyfus and to modify material terms and conditions of sub-investment advisory arrangements with unaffiliated sub-investment advisers without shareholder approval.  Dreyfus has ultimate responsibility (subject to oversight by the Board) to supervise the sub-investment advisers and recommend the hiring, termination, and replacement of the sub-investment advisers to the Board.  The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by Dreyfus to unaffiliated sub-investment advisers in documents filed with the SEC and provided to shareholders.

The Fund and Dreyfus have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-investment adviser within 90 days of the effective date of the sub-investment adviser's retention.  This Information Statement provides such notice of the changes and presents details regarding EAM and the EAM Sub-Advisory Agreement and Riverbridge and the Current Riverbridge Sub-Advisory Agreement, respectively.

INVESTMENT ADVISER

The investment adviser for the Fund is Dreyfus, which is located at 200 Park Avenue, New York, New York 10166.  Founded in 1947, Dreyfus manages approximately $232 billion in 183 mutual fund portfolios.  Dreyfus, a wholly owned subsidiary of The Bank of New York Mellon Corporation ("BNY Mellon"), is the primary mutual fund business of BNY Mellon, a global financial services company focused on helping clients manage and service their financial assets, operating in 36 countries and serving more than 100 markets.  BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace.  BNY Mellon has $27.1 trillion in assets under custody and administration and $1.4 trillion in assets under management.  BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation.  BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies.  Additional information is available at www.bnymellon.com.

Dreyfus provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and Dreyfus, dated August 24, 1994, as amended May 15, 2006.  Pursuant to the Management Agreement, Dreyfus provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, Dreyfus obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  Dreyfus furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.  The Management Agreement permits Dreyfus to enter into sub-investment advisory agreements with one or more sub-investment advisers.  The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Directors who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or Dreyfus (the "Independent Directors"), by vote cast in person at a meeting called for the purpose of voting on such approval.  The Management Agreement is terminable without penalty, on not more than 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by Dreyfus.  The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).  The Management Agreement provides that Dreyfus shall exercise its best judgment in rendering services to the Fund and that Dreyfus will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Dreyfus' duties, or by reason of Dreyfus' reckless disregard of its obligations and duties, under the Management Agreement.  A discussion regarding the basis for the Board approving the Management Agreement is available in the Fund's semi-annual report for the six-months ended November 30, 2012.

Dreyfus has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board:  (i) sets the Fund's overall investment strategies; (ii) evaluates, selects, and recommends sub-investment advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-investment advisers; (iv) monitors and evaluates the performance of the Fund's sub-investment advisers, including the sub-investment advisers' compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the sub-investment advisers comply with the Fund's investment objective, policies, and restrictions.

Dreyfus has engaged its affiliate, EACM, as the Fund's portfolio allocation manager, to assist it in evaluating and recommending sub-investment advisers for the Fund.  EACM seeks sub-investment advisers for the Fund that complement each other's specific style of investing, consistent with the Fund's investment goal.  EACM recommends the portion of the Fund's assets to be managed by each sub-investment adviser, which may be adjusted by up to 20% of the Fund's assets without the approval of the Board.  EACM monitors and evaluates the performance of the sub-investment advisers for the Fund and will advise and recommend to Dreyfus and the Board any changes to the Fund's sub-investment advisers.  EACM, located at 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1940, specializes in multi-manager investment programs for institutional and high net worth clients representing approximately $4.9 billion in assets.  EACM is a wholly-owned subsidiary of BNY Mellon.

The Fund has agreed to pay Dreyfus a management fee at an annual rate of 0.90% of the value of the Fund's average daily net assets.  Dreyfus has contractually agreed, until October 1, 2013, to waive receipt of its fees and/or assume the expenses of the Fund so that the direct expenses of none of the Fund's share classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 1.15%.  As a result of the fee waiver and/or expense reimbursement arrangement, Dreyfus waived $292,208 of its management fee of $396,776 for the period July 1, 2010 (commencement of operations of the Fund) to May 31, 2011 (the Fund's fiscal year end), and waived $22,768 of its management fee of $1,285,973 for the Fund's fiscal year ended May 31, 2012.

The following persons are officers and/or directors of Dreyfus:  J. Charles Cardona, President and a director; Diane P. Durnin, Vice Chair and a director; Christopher Sheldon, Chief Investment Officer, Executive Vice President and a director; Bradley J. Skapyak, Chief Operating Officer and a director; Dwight Jacobsen, Executive Vice President and a director; Joseph Fuschillo, Executive Vice President-Intermediary Distribution; Patrice M. Kozlowski, Senior Vice President–Corporate Communications; Gary E. Abbs, Vice President–Tax; Jill Gill, Vice President–Human Resources; Tracy A. Hopkins, Vice President–Cash Strategies; Joanne S. Huber, Vice President–Tax; Anthony Mayo, Vice President–Information Systems; Kathleen Geis, Vice President; John E. Lane, Vice President; Dean M. Steigauf, Vice President; Gary Pierce, Controller; Joseph W. Connolly, Chief Compliance Officer; John Pak, Chief Legal Officer; Christopher O'Connor, Chief Administrative Officer; James Bitetto, Secretary; and Robert G. Capone, Mitchell E. Harris and Cynthia Fryer Steer, directors.  Messrs. Skapyak, Connolly and Bitetto also serve as officers of the Company.  Mr. Skapyak serves as President, Mr. Connolly serves as Chief Compliance Officer and Mr. Bitetto serves as Vice President and Assistant Secretary of the Company.  No other officers or directors of Dreyfus serve as officers or Directors of the Company.  The address of each officer and/or director of Dreyfus is 200 Park Avenue, New York, New York 10166.

NEW SUB-ADVISER

EAM

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Independent Directors, at an in-person Board meeting held November 5-6, 2012 (the "November Meeting"), unanimously approved (i) the appointment of EAM to serve as a new sub-investment adviser for the Fund and (ii) the EAM Sub-Advisory Agreement between Dreyfus and EAM with respect to the Fund.

EAM, located at 2533 South Coast Highway 101, Suite 240, Cardiff-by-the-Sea, California 92007, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.  EAM is a majority employee owned limited liability company formed under California law in July 2007.  As of December 31, 2012, EAM had approximately $566 million in assets under management.

In managing the portion of the Fund's assets allocated to it, EAM chooses investments through bottom-up fundamental analysis, using a blend of a quantitative discovery process to screen for investment ideas that meet certain criteria, and a qualitative analysis process.  In selecting individual securities for investment, EAM seeks companies with the potential for sustained earnings acceleration.  EAM looks to identify companies likely to benefit from positive fundamental change by utilizing an objective screening process.  Companies must meet certain screening criteria including, but not limited to, technical factors, such as changes in relative price strength, and fundamental factors, such as earnings surprise and estimate revisions.  EAM then seeks to determine whether any changes in the company's fundamentals have occurred, whether those changes may lead to sustainable earnings growth acceleration and whether it is a timely investment in terms of EAM's fundamental valuation of the company and its current market price.  EAM considers such factors as the company's internal environment (e.g., a new product, new management or change in cost structure) and/or external environment (e.g., new regulations, new geographies, market share shifts and new business incentives).  EAM may sell a security if EAM believes that other investments are more attractive, the company's fundamentals have deteriorated (including but not limited to deteriorating relative strength, negative internal and/or external change, negative estimate revisions and/or negative earnings surprise), the company's catalyst for growth is already reflected in the security's price (i.e., the security is fully valued), or for other reasons.

Montie L. Weisenberger is the portfolio manager responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by EAM.  Mr. Weisenberger is a managing director, portfolio manager and co-founder of EAM.

EAM currently serves as sub-investment adviser to the following registered investment companies, which have similar investment objectives and similar investment policies as the Fund:

Name of Investment Company	Net Assets (as of 12/31/12)	Advisory Fee Rate

Russell Investment Company —Russell U.S. Small Cap Equity Fund	$1.4 Billion	*

Columbia Funds Series Trust I —Active Portfolios® Multi-Manager Small Cap Equity Fund	$441.9 Million	0.50% on first $100 Million 0.40% as assets increase

__________________

*	The Advisory Fee Rate is not disclosed pursuant to reliance on an exemptive order granted by the SEC, which permits sub-investment advisory fees to be disclosed only in the aggregate for multiple sub-investment advisers in a manager of managers arrangement.

EAM was approved by the Board to serve as an additional sub-investment adviser for the Fund at the Meeting.  EAM is not affiliated with Dreyfus, and EAM discharges its responsibilities subject to the oversight and supervision of Dreyfus.  Under the EAM Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates EAM out of the fee Dreyfus receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the addition of EAM or the implementation of the EAM Sub-Advisory Agreement.  The fees paid by Dreyfus to EAM depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated to EAM.  In accordance with procedures adopted by the Board, EAM may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The names and principal occupations of the principal executive officers of EAM are:  Travis T. Prentice, Chief Executive Officer and Chief Investment Officer; Frank P. Hurst, President and Managing Director; Derek J. Gaertner, Chief Operating Officer and Chief Compliance Officer; Montie L. Weisenberger, Managing Director; and Richard A. Gadbois, III, Managing Director.  The address of each principal executive officer listed above, as it relates to the person's position with EAM, is 2533 South Coast Highway 101, Suite 240, Cardiff-by-the-Sea, California  92007.  The following is a list of persons (to the extent known by the Fund) who are deemed to control EAM by virtue of ownership of voting stock or other interests of EAM:  Travis T. Prentice, Montie L. Weisenberger, Joshua M. Moss, Frank P. Hurst, Richard A. Gadbois, III, Byron Roth, and Gordon Roth.

EAM Sub-Advisory Agreement

The EAM Sub-Advisory Agreement was approved by the Board at the November Meeting, which was called, among other reasons, for the purpose of approving the EAM Sub-Advisory Agreement.  The EAM Sub-Advisory Agreement will continue until November 30, 2013, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The terms of the EAM Sub-Advisory Agreement are substantially similar to those of the sub-investment advisory agreements between Dreyfus and each of Riverbridge, Geneva Capital Management Ltd., Cupps Capital Management, LLC, Nicholas Investment Partners, L.P., and King Investment Advisors, Inc., the Fund's five other sub-investment advisers.

The EAM Sub-Advisory Agreement provides that, subject to Dreyfus' supervision and approval, EAM provide investment advisory assistance and day-to-day management with respect to the portion of the Fund's assets allocated to it.  EAM, among other duties, will obtain and provide investment research and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to it, including the placing of portfolio transactions for execution with brokers.  EAM also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets.  The EAM Sub-Advisory Agreement provides that EAM will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or Dreyfus, except by reason of willful misfeasance, bad faith or gross negligence in the performance of EAM's duties, or by reason of EAM's reckless disregard of its obligations and duties, under the EAM Sub-Advisory Agreement.

The EAM Sub-Advisory Agreement provides that EAM be compensated based on the average daily net assets of the Fund allocated to EAM.  EAM is compensated from the management fee that Dreyfus receives from the Fund.  EAM generally will bear the expenses it incurs in connection with its activities under the EAM Sub-Advisory Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by Dreyfus) will be borne by the Fund.

The EAM Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) Dreyfus on not more than 60 days' notice to EAM; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to EAM; or (iii) EAM on not less than 90 days' notice to the Company and Dreyfus.  The EAM Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.  In addition, the EAM Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

Considerations of the Board

At the November Meeting, Dreyfus and EACM recommended the appointment of EAM to serve as a new sub-investment adviser for the Fund.  The recommendation of EAM was based on, among other information, EACM's review and due diligence report relating to EAM and its investment advisory services.  In the opinion of Dreyfus and EACM, the proposed allocation to EAM of a portion of the Fund's assets would allow EAM to effectively complement the Fund's five other sub-investment advisers, Riverbridge, Geneva Capital Management Ltd., Cupps Capital Management, LLC, Nicholas Investment Partners, L.P., and King Investment Advisors, Inc., and increase portfolio diversification, as well as help avoid any potential capacity constraints that may arise if the Fund continues its steady asset growth, and would be in the best interests of the Fund's shareholders.  The target percentage of the Fund's assets to be allocated to EAM will occur over time.

At the November Meeting, the Board, including a majority of the Independent Directors, considered and approved the EAM Sub-Advisory Agreement.  In determining whether to approve the EAM Sub-Advisory Agreement, the Board considered the due diligence materials prepared by EACM and other information, which included:  (i) a copy of the EAM Sub-Advisory Agreement between Dreyfus and EAM; (ii) information regarding the process by which EACM recommended and Dreyfus selected and recommended EAM for Board approval; (iii) information regarding the nature, extent and quality of the services EAM would provide to the Fund; (iv) information regarding EAM's reputation, investment management business, personnel, and operations; (v) information regarding EAM's brokerage and trading policies and practices; (vi) information regarding the level of the sub-investment advisory fee to be charged by EAM; (vii) information regarding EAM's compliance program; (viii) information regarding EAM's historical performance returns managing investment mandates similar to the Fund's investment mandate, with such performance compared to relevant indices; and (ix) information regarding EAM's financial condition.  The Board also considered the substance of discussions with representatives of Dreyfus and EACM at the November Meeting.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by EAM.  In examining the nature, extent and quality of the services to be provided by EAM to the Fund, the Board considered:  (i) EAM's organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) its expertise in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios; (iii) its proposed investment strategy for the Fund; (iv) its long- and short-term performance relative to comparable mutual funds and unmanaged indices; and (v) its compliance program.  The Board specifically took into account EAM's investment process and research resources and capabilities, evaluating how EAM would complement the Fund's existing sub-investment advisers.  The Board also discussed the acceptability of the terms of the EAM Sub-Advisory Agreement, noting the substantial similarity to the terms of the Fund's other sub-investment advisory agreements.  The Board also considered the review process undertaken by EACM, subject to Dreyfus' supervision, and EACM's favorable assessment of the nature and quality of the sub-investment advisory services expected to be provided to the Fund by EAM.  The Board concluded that the Fund will benefit from the quality and experience of EAM's investment professionals.  Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services to be provided by EAM were adequate and appropriate in light of EAM's experience in managing small cap growth equity assets, EAM's portfolio management and research resources to be applied in managing a portion of the Fund's portfolio, and Dreyfus' and EACM's recommendation to engage EAM, and supported a decision to approve the EAM Sub-Advisory Agreement.

Investment Performance of EAM.  Because EAM was a newly-appointed sub-investment adviser for the Fund, the Board could not consider EAM's investment performance in managing a portion of the Fund's portfolio as a factor in evaluating the EAM Sub-Advisory Agreement during the Meeting.  However, the Board did review EAM's historical performance record in managing other portfolios that were comparable to the Fund with respect to its investment mandate.  The Board also discussed with representatives of Dreyfus and EACM the investment strategies to be employed by EAM in the management of its portion of the Fund's assets.  The Board noted EAM's reputation and experience with respect to small cap growth equity investing, the portfolio manager's experience in selecting small cap growth stocks, and EACM's experience and reputation in selecting, evaluating, and overseeing investment managers.  Based on these factors, the Board supported a decision to approve the EAM Sub-Advisory Agreement.

Costs of Services to be Provided.  The Board considered the proposed fee payable under the EAM Sub-Advisory Agreement, noting that the proposed fee would be paid by Dreyfus, and not the Fund, and, thus, would not impact the fees paid by the Fund.  The Board concluded that the proposed fee payable to EAM by Dreyfus with respect to the assets to be allocated to EAM in its capacity as sub-investment adviser was reasonable and appropriate.

Profitability and Economies of Scale to be Realized.  The Board recognized that, because EAM's fee would be paid by Dreyfus, and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board's consideration of the Management Agreement.  Accordingly, considerations of profitability and economies of scale with respect to EAM were not relevant to the Board's determination to approve the EAM Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that may accrue to EAM as a result of EAM's relationship with the Fund.  The Board concluded that EAM may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that EAM was required to select brokers who met the Fund's requirements for seeking best execution, and that Dreyfus monitored and evaluated EAM's trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters.  The Board concluded that the benefits that were expected to accrue to EAM by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded that the initial approval of the EAM Sub-Advisory Agreement was in the best interests of the Fund, and approved the EAM Sub-Advisory Agreement for the Fund.

CHANGES INVOLVING A CURRENT SUB-ADVISER

Overview

Riverbridge has served as a sub-investment adviser for the Fund, managing an allocated portion of the Fund's investment portfolio, since the Fund's inception on July 1, 2010.  The Board, including a majority of the Independent Directors, considered and approved the Initial Riverbridge Sub-Advisory Agreement at the Board meeting held on April 26, 2010.  At an in-person Board meeting held on December 5, 2012 (the "December Meeting"), the Board discussed the then-pending sale of a controlling interest in Riverbridge (approximately 58% of its equity) to Northill Capital LLP ("Northill"), a limited liability partnership registered in England, through Northill's wholly owned subsidiary, Northill US Holdings, Inc. (the "Transaction").  At the December Meeting, Dreyfus and EACM reported that the Transaction was expected to close on December 31, 2012.

At the December Meeting, the Board considered that the Transaction would result in a change of control of Riverbridge, and, consequently, the assignment and automatic termination of the Initial Riverbridge Sub-Advisory Agreement pursuant to the terms of said Agreement and provisions of the 1940 Act.  In order for Riverbridge to provide uninterrupted sub-investment advisory services to the Fund after consummation of the Transaction, the Board, including a majority of the Independent Directors, approved (i) the continuation of Riverbridge as a sub-investment adviser for the Fund and (ii) the Current Riverbridge Sub-Advisory Agreement, effective upon the termination of the Initial Riverbridge Sub-Advisory Agreement.  The Current Riverbridge Sub-Advisory Agreement is substantially the same in all material respects to the Initial Riverbridge Sub-Advisory Agreement, except for general updating of various authorizations and obligations to reflect current practices, including, provisions related to brokerage, agreements to provide reasonable assistance with regulatory requirements, notifications, and certain liability-related matters.  The fee payable to Riverbridge by Dreyfus, and the scope of services that Riverbridge is required to provide in managing its allocated portion of the Fund's portfolio, are substantially the same under the Current Riverbridge Sub-Advisory Agreement and the Initial Riverbridge Sub-Advisory Agreement.

As a result of the Transaction, Riverbridge is majority owned by Northill US Holdings, Inc., a wholly owned subsidiary of Northill, a London based Financial Services Authority regulated company focusing on providing equity capital to asset management firm.

Riverbridge

Riverbridge, located at 1200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota  55402, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.  Riverbridge is Minnesota limited liability company founded in July 1987.  As of December 31, 2012, Riverbridge had approximately $3.1 billion in assets under management.

In managing the portion of the Fund's assets allocated to it, Riverbridge employs a bottom-up approach to stock selection.  Riverbridge believes earnings power determines the value of a company.  Riverbridge focuses on companies that it believes are building their earnings power and intrinsic value over long periods of time.  Riverbridge seeks to identify companies that have strong prospects for earnings growth, pricing flexibility, strong management, a unique product or market niche, conservative accounting practices, and the ability to internally finance growth.  Riverbridge typically sells a stock if the company's fundamentals deteriorate or the quality of information provided by management is questionable, for portfolio diversification, or to fund a new and/or better investment opportunity.

Principals Mark A. Thompson, CIO, portfolio manager, Rick D. Moulton, CFA, portfolio manager, and Dana L. Feick, CFA, associate portfolio manager, have been responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Riverbridge since the Fund's inception.  Mr. Thompson co-founded Riverbridge in 1987 and is its chief investment officer responsible for coordinating the efforts of the investment team and overall portfolio compliance to Riverbridge's investment disciplines.  Mr. Moulton joined Riverbridge in May 1991 and is responsible for securities analysis and company research across all industry sectors.  Mr. Feick joined Riverbridge in January 1992 and is responsible for securities analysis across all industry sectors.  Each member of the Riverbridge investment team is responsible for both research and portfolio management functions.

Riverbridge currently serves as investment adviser or sub-investment adviser to the following registered investment companies, which have similar investment objectives and similar investment policies as the Fund:

Name of Investment Company	Net Assets (as of 12/31/12)	Advisory Fee Rate

Riverbridge Funds —Riverbridge Growth Fund*	$25.1 Million	0.75%

Northern Funds —Multi-Manager Small Cap Fund	$417.2 Million	**

Pace Select Advisors Trust —PACE Small/Medium Co Growth Equity Investments	$441.1 Million	**

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*	Commenced operations on December 31, 2012.

**
The Advisory Fee Rate is not disclosed pursuant to reliance on an exemptive order granted by the SEC, which permits sub-investment advisory fees to be disclosed only in the aggregate for multiple sub-investment advisers in a manager of managers arrangement.

Riverbridge is not affiliated with Dreyfus, and Riverbridge discharges its responsibilities subject to the oversight and supervision of Dreyfus.  Under the Current Riverbridge Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates Riverbridge out of the fee Dreyfus receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the continuation of Riverbridge as a sub-investment adviser for the Fund or the implementation of the Current Riverbridge Sub-Advisory Agreement.  The fees paid by Dreyfus to Riverbridge depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated to Riverbridge.  In accordance with procedures adopted by the Board, Riverbridge may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The names and principal occupations of the principal executive officers of Riverbridge are:  Andrew W. Turner, Principal and Member of Board of Governors, Mark A. Thompson, Chief Investment Officer, Principal and Member of Board of Governors, Rick D. Moulton, Principal and Member of Board of Governors, Nancy L. Archer, Chief Compliance Officer, Jonathan M. Little, Member of Board of Governors, and Richard D. Potter, Member of Board of Governors.  The address of each principal executive officer listed above, as it relates to the person's position with Riverbridge, is 1200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota  55402.  The following is a list of persons (to the extent known by the Fund) who are deemed to control Riverbridge by virtue of ownership of voting stock or other interests of Riverbridge:  Northill through its wholly owned subsidiary, Northill US Holdings, Inc. (ultimate ownership of Northill rests with entities associated with Ernesto and Donata Bertarelli of Switzerland), Mark A. Thompson, Rick D. Moulton and Andrew W. Turner.

Current Riverbridge Sub-Advisory Agreement

The Current Riverbridge Sub-Advisory Agreement was approved by the Board at December Meeting, which was called for the purpose of approving the Current Riverbridge Sub-Advisory Agreement.  The Current Riverbridge Sub-Advisory Agreement will continue until November 30, 2013, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The Current Riverbridge Sub-Advisory Agreement is substantially the same in all material respects to the Initial Riverbridge Sub-Advisory Agreement, except for general updating of various authorizations and obligations to reflect current practices, including, provisions related to brokerage, agreements to provide reasonable assistance with regulatory requirements, notifications, and certain liability-related matters.  The fee payable to Riverbridge by Dreyfus, and the scope of services that Riverbridge is required to provide in managing its allocated portion of the Fund's portfolio, are substantially the same under the Current Riverbridge Sub-Advisory Agreement and the Initial Riverbridge Sub-Advisory Agreement.  In addition, the terms of the Current Riverbridge Sub-Advisory Agreement are substantially similar to those of the sub-investment advisory agreements between Dreyfus and each of Geneva Capital Management Ltd., Cupps Capital Management, LLC, Nicholas Investment Partners, L.P., King Investment Advisors, Inc., and EAM, the Fund's five other sub-investment advisers.

The Current Riverbridge Sub-Advisory Agreement provides that, subject to Dreyfus' supervision and approval, Riverbridge provide investment advisory assistance and day-to-day management with respect to the portion of the Fund's assets allocated to it.  Riverbridge, among other duties, will obtain and provide investment research and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to it, including the placing of portfolio transactions for execution with brokers.  Riverbridge also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets.  The Current Riverbridge Sub-Advisory Agreement provides that Riverbridge will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or Dreyfus, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Riverbridge's duties, or by reason of Riverbridge's reckless disregard of its obligations and duties, under the Current Riverbridge Sub-Advisory Agreement.

The Current Riverbridge Sub-Advisory Agreement provides that Riverbridge be compensated based on the average daily net assets of the Fund allocated to Riverbridge.  Riverbridge is compensated from the management fee that Dreyfus receives from the Fund.  Riverbridge generally will bear the expenses it incurs in connection with its activities under the Current Riverbridge Sub-Advisory Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by Dreyfus) will be borne by the Fund.

The Current Riverbridge Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) Dreyfus on not more than 60 days' notice to Riverbridge; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to Riverbridge; or (iii) Riverbridge on not less than 90 days' notice to the Company and Dreyfus.  The Current Riverbridge Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.  In addition, the Current Riverbridge Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

Considerations of the Board

At the December Meeting, the Board discussed the Transaction with representatives of Dreyfus and EACM, as well as the terms of the Current Riverbridge Sub-Advisory Agreement and the implications, if any, that the closing of the Transaction would have for Riverbridge's performance as a sub-investment adviser to the Fund.  At the December Meeting, representatives of EACM confirmed that there would be no change in Riverbridge's investment process for managing its allocated portion of the Fund's investment portfolio as a result of the Transaction.

At the December Meeting, Dreyfus and EACM recommended the approval of the Current Riverbridge Sub-Advisory Agreement, pursuant to which Riverbridge would continue to serve as a sub-investment adviser to the Fund.  The recommendation for the approval of the Current Riverbridge Sub-Advisory Agreement was based on the following considerations, among others:  (i) the Transaction was not expected to have a material impact on the nature, extent or quality of the sub-investment advisory services that Riverbridge provides to the Fund; (ii) the Riverbridge personnel who have been principally responsible for managing Riverbridge's allocated portion of the Fund's investment portfolio would continue to serve in their respective senior capacities with the Riverbridge following the Transaction; (iii) Riverbridge continued to effectively complement the Fund's five other sub-investment advisers; and (iv) the terms of the Current Riverbridge Sub-Advisory Agreement were substantially the same in all material respects to the Initial Riverbridge Sub-Advisory Agreement.  The Board also considered the fact that Dreyfus and EACM continued to express confidence in Riverbridge and its investment management capabilities.

At the December Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Current Riverbridge Sub-Advisory Agreement.  In determining whether to approve the Current Riverbridge Sub-Advisory Agreement, the Board considered the due diligence materials prepared by EACM received in advance of the April 26, 2010 Board meeting and the December Meeting and other information, which included:  (i) a copy of a form of the Current Riverbridge Sub-Advisory Agreement; (ii) information regarding the process by which EACM initially recommended and Dreyfus initially selected and recommended Riverbridge for Board approval, and more recently, recommended that the Board approve the continuation of Riverbridge, and EACM's and Dreyfus' rationale for retaining Riverbridge following the closing of the Transaction; (iii) information regarding the nature, extent and quality of the services that Riverbridge provided to the Fund; (iv) information regarding Riverbridge's reputation, investment management business, personnel, and operations, and the effect that the Transaction may have on Riverbridge's business and operations; (v) information regarding Riverbridge's brokerage and trading policies and practices; (vi) information regarding the level of sub-investment advisory fees charged by Riverbridge; (vii) information regarding Riverbridge's compliance program; (viii) information regarding Riverbridge's historical performance returns managing its allocated portion of the Fund's portfolio and investment mandates similar to the Fund's investment mandate, including information comparing that performance to a relevant index; and (ix) information regarding Riverbridge's financial condition before and after the Transaction.  The Board also considered the substance of its discussions with representatives of Dreyfus and EACM at the April 26, 2010 Board meeting and the December Meeting.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by Riverbridge.  In examining the nature, extent and quality of the services that had been furnished by Riverbridge to the Fund under the Initial Riverbridge Sub-Advisory Agreement, and were to be provided to be provided by Riverbridge to the Fund under the Current Riverbridge Sub-Advisory Agreement, the Board considered:  (i) Riverbridge's organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) its expertise in providing portfolio management services to the Fund and other similar investment portfolios and the performance history of the Fund and those other portfolios; (iii) its investment strategy for the Fund; (iv) its long- and short-term performance relative to comparable mutual funds and unmanaged indices; and (v) its compliance program.  The Board specifically took into account Riverbridge's investment process and research resources and capabilities, evaluating how Riverbridge continued to complement the Fund's other sub-investment advisers.  The Board also discussed the acceptability of the terms of the Current Riverbridge Sub-Advisory Agreement, noting the substantial similarity to the terms of the Fund's other sub-investment advisory agreements.  The Board also considered the review process undertaken by EACM, subject to Dreyfus' supervision, and EACM's favorable assessment of the nature and quality of the sub-investment advisory services provided and expected to be provided to the Fund by Riverbridge after consummation of the Transaction.  The Board also noted that the executive and portfolio management teams of Riverbridge are expected to stay in place, except for the anticipated departure of an associate portfolio manager, after consummation of the Transaction.  The Board concluded that the Fund and its shareholders would continue to benefit from the quality and experience of Riverbridges investment professionals.  Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services provided by Riverbridge under the Initial Riverbridge Sub-Advisory Agreement, as well as Riverbridge's ability to render such services based on its experience, operations and resources, were adequate and appropriate for the Fund in light of the Fund's investment objective, and supported a decision to approve the Current Riverbridge Sub-Advisory Agreement.

Investment Performance of Riverbridge.  The Board considered Riverbridge's investment performance in managing its allocated portion of the Fund's portfolio as a factor in evaluating the Current Riverbridge Sub-Advisory Agreement.  The Board reviewed Riverbridge's historical performance record in managing the Fund and other accounts (including other registered investment companies for which Riverbridge serves as a sub-investment adviser) that were comparable to the Fund.  The Board compared this historical performance to a relevant benchmark and considered that Riverbridge's historical performance compared favorably to such benchmark, noting that for the year-to-date, 1-year and 2-year periods ended September 30, 2012, Riverbridge achieved total returns on the Fund's assets allocated to its higher than the returns of the Russell 2000 Growth Index for such periods.  On this basis, the Board concluded that Riverbridge's historical performance record in managing its allocated portion of the Fund's investment portfolio and similar products, when viewed together with the other factors considered by the Board, supported a decision to approve the Current Riverbridge Sub-Advisory Agreement.

Costs of Services to be Provided.  The Board considered the proposed fee payable under the Current Riverbridge Sub-Advisory Agreement, noting that the proposed fee would be paid by Dreyfus, and not the Fund, and, thus, would not impact the fees paid by the Fund.  The Board noted that the fee payable to Riverbridge by Dreyfus under the Current Riverbridge Sub-Advisory Agreement was the same as that payable under the Initial Riverbridge Sub-Advisory Agreement.  The Board concluded that the proposed fee payable to Riverbridge by Dreyfus with respect to the assets to be allocated to EAM in its capacity as sub-investment adviser was reasonable and appropriate.

Profitability and Economies of Scale to be Realized.  The Board recognized that, because Riverbridge's fee would continue to be paid by Dreyfus, and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board's consideration of the Management Agreement.  Accordingly, considerations of profitability and economies of scale with respect to Riverbridge were not relevant to the Board's determination to approve the Current Riverbridge Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that accrued to Riverbridge as a result of Riverbridge's relationship with the Fund.  The Board concluded that Riverbridge may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that Riverbridge was required to select brokers who met the Fund's requirements for seeking best execution, and that Dreyfus monitored and evaluated Riverbridge's trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters.  The Board concluded that the benefits that had accrued and were expected to continue to accrue to Riverbridge by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded that the approval of the Current Riverbridge Sub-Advisory Agreement was in the best interests of the Fund, and approved the Current Riverbridge Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

MBSC Securities Corporation ("MBSC"), a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and MBSC.

The Bank of New York Mellon, an affiliate of Dreyfus, located at One Wall Street, New York, New York 10286, serves as the Fund's custodian and provides the Fund with cash management services.

Dreyfus Transfer, Inc., a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

For the period July 1, 2010 (commencement of operations of the Fund) to May 31, 2011 and for the fiscal year ended May 31, 2012, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of December 31, 2012, the Fund had 14,010,665.800 total shares of common stock issued and outstanding.  Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of December 31, 2012.

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class A

National Financial Services LLC FBO Its Customers 82 Devonshire Street Boston MA 02109-3605	13,776.768	38.6618%

BNY Mellon Corporation FBO Robin A. Melvin 1432 N. Astor Street Chicago, IL 60610-1615	2,933.668	8.2328%

The Bank of New York Mellon FBO Martin J. Adema 861 NE 207th Lane Miami, FL 33179-1948	2,487.124	6.9796%

American Enterprise Investment Service 707 2nd Ave. South Minneapolis, MN 55402-2405	2,148.781	6.0301%

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	1,998.371	5.6080%

Class C

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	1,324.661	55.9284%

Tracey H. Graves Stevens and Gary L. Stevens JTWROS 14108 Cricket Lane Silver Spring, MD 20904-5916	556.793	23.5083%

BNY Mellon Corporation FBO Joan M. Sonderen 26641 Lockhaven Hill Road Godfrey, IL 62035	234.897	9.9176%

BNY Mellon Corporation MBC Investments Corporation 100 White Clay Center Drive, Suite 102 Newark, DE 19711	132.605	5.5987%

BNY Mellon Corporation FBO Mary Chiappa 155 Lincoln Avenue Pelham, NY 10803-1329	119.539	5.0470%

Class I

SEI Private Trust Company Attn. Mutual Funds One Freedom Valley Drive Oaks, PA 19456-9989	13,468,167.976	96.3894%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of December 31, 2012, Robin A. Melvin, a Director of the Company, beneficially owned 2,933.668 Class A shares of the Fund, representing 8.2328% of the outstanding Class A shares of the Fund.  As of December 31, 2012, none of the other Directors or officers of the Company owned any of the Fund's outstanding shares.

OTHER MATTERS

Under the proxy rules of the Securities and Exchange Commission, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders.  One of these conditions relates to the timely receipt by the Fund of any such proposal.  Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made.  The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.